CERTIFICATE

                      The undersigned does hereby certify that he is the Chief Executive Officer of TIB Financial Corp. (the “Corporation”), and that the following resolution was duly adopted by the Board of Directors at a meeting held on April 26, 2005:

AMENDMENT TO BYLAWS

                      BE IT RESOLVED, that Article II, Section 4 of the Bylaws relating to “Classification of Board and Term” is hereby amended by deleting such text in its entirety and inserting the following in lieu thereof:

     The number of Directors shall be the number from time to time fixed by the shareholders or by the Directors, in accordance with the provisions of the Bylaws of the Corporation, but at no time shall the number of directors be fewer than five (5). A majority of the full board of directors may, at any time during the years following the annual meeting of shareholders, increase the number of directors by not more than two and appoint persons to fill resulting vacancies. The Board of Directors of the Corporation shall be divided into two classes as equal in number as may be feasible, with the term of office of one class expiring each year. At each annual meeting of shareholders, successors to the directors whose terms shall then expire shall be elected to hold office for the terms expiring at the second succeeding annual meeting. Directors shall continue in office until the end of their respective term and until his or her successor is elected and qualified or until there is a decrease in the number of directors. In the case of any vacancies, by reason of an increase in the number of directors or otherwise, it shall be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and each additional director shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified. When the number of directors has changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, no less than a quorum, as to make all classes as equal in number as may be feasible. No decrease in the number of directors shall shorten the term of an incumbent director.

                      I further certify that the foregoing resolution is in full force and effect and has not been amended or rescinded as of the date hereof.

                      In Witness Whereof, I have signed this Certificate for and on behalf of the Corporation this 26th day of April 2005.

/s/ Edward V. Lett
Edward V. Lett
President and Chief Executive Officer

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